SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             Registration Statement Under The Securities Act of 1933

                         ALADDIN SYSTEMS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

              NEVADA                                   86-0866757
    (State or Other Jurisdiction of           I.R.S. Employer Identification
    Incorporation or Organization)                       Number

               245 WESTRIDGE DRIVE, WATSONVILLE, CALIFORNIA 95076
              (Address of Principal Executive Offices and Zip Code)

                               Paul Goodman, Esq.
                     Ellenoff, Grossman Schole & Cyruli, LLP
                              370 Lexington Avenue
                                   19th Floor
                               New York, NY 10017
                                 (212) 697-7400
            (Name, address and telephone number of agent for service)

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------
Title of              Amount to be        Proposed          Proposed         Amount of
Securities            Registered:     Maximum Offering      Maximum         Registration
To be Registered:                         Price Per        Aggregate            Fee:
                                           Share:           Offering
                                                           Price(1):
-------------------------------------------------------------------------------------------
Common Stock,
par value $.001     8,092,635 Shares        $.51           $4,127,244        $1,032.00
-------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee, based on the average high and low trading price of the Common Stock reported on the Over The Counter Bulletin Board on July 31, 2001 in accordance with Rule 457(c) under the Securities Act of 1933.

                                TABLE OF CONTENTS
                                                                            PAGE
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                           5
SUMMARY                                                                     7
RISK FACTORS                                                                10
USE OF PROCEEDS                                                             11
SELLING SHAREHOLDERS                                                        11
PLAN OF DISTRIBUTION                                                        12
LEGAL MATTERS                                                               13
EXPERTS                                                                     13
EXHIBITS
     EXHIBIT 5.1
     EXHIBIT 23.1
     EXHIBIT 23.2

================================================================================
The information in this prospectus is not complete and may be changed. The selling shareholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling shareholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
================================================================================

Subject to Completion July 31, 2001

PROSPECTUS
                                8,092,635 Shares
                                 ALADDIN SYSTEMS
                                 HOLDINGS, INC.

                                   ----------
                                  Common Stock
                               ($0.001 par value)

                                   ----------
      This prospectus relates to the public offering, which is not being underwritten, of up to 8,092,635 shares of our common stock which are held by some of our current shareholders and may be offered and sold from time to time by the selling shareholders described herein.

      The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

      Our common stock is traded on the Over the Counter Bulletin Board under the symbol "ALHI." On July 31, 2001, the last reported sale price for our common stock on the Over The Counter Bulletin Board was $.51 per share.

      See "Risk Factors" beginning at page 7 to read about certain factors you should consider before buying shares of our common stock.

                                   ----------
      Neither the Securities and Exchange Commission nor state securities regulators have approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------
                 The date of this Prospectus is July 31, 2001.

                                Table of Contents
                                                                            Page
Special Note Regarding Forward-looking Statements                           5
Summary                                                                     7
Risk Factors                                                                10
Use of Proceeds                                                             11
Selling Shareholders                                                        11
Plan of Distribution                                                        12
Legal Matters                                                               13
Experts                                                                     13
Exhibits
     Exhibit 5.1
     Exhibit 23.1
     Exhibit 23.2

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "Aladdin," "Aladdin Systems," "we," "us," and "our" refer to Aladdin Systems Holdings, Inc. and its consolidated subsidiaries.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

      (1) Our Annual Report on Form 10-KSB for the year ended December 31, 2000;

      (2) Our Quarterly Report on Form 10-QSB for the quarter ended June 30,
2001;

      (3) The description of our common stock contained in our registration statement on our Registration Statement on Form 10-SB/A dated May 12, 2000

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                      Aladdin Systems Holdings,Inc.
                      Attn: Alexandra Gonzalez, VP of Finance
                      245 Westridge Drive
                      Watsonville, CA 95076
                      (831) 761-6200

      All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

      You should rely on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance. Statements containing terms such as "believes," "does not believe," "plans," "expects," "intends," "estimates," "anticipates" and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.

      Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under "Risk Factors." You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus, or in our press releases.

      No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement.

                                     SUMMARY

Summary of Offering

      This is an offering of up to 8,092,635 shares of our common stock which are held by some of our current shareholders. The shares being offered may be sold from time to time by the selling shareholders described herein in the manner described under Plan of Distribution hereunder. The proceeds from the sale of the common stock being offered are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders. The shares will be offered directly by the selling shareholders without an underwriter.

Our Company

      Aladdin Systems Holdings, Inc., through our Aladdin Systems, Inc. ("Aladdin") subsidiary, is a leader in utility software for business and personal computing. Aladdin's business strategy is to satisfy customer needs by developing and marketing products across multiple operating platforms (currently those of Microsoft Corporation, Apple Computer, Inc., Sun Microsystems and Palm Computing, Inc.), that solve the problems of transmitting, accessing, and organizing data. Since 1990, Aladdin has published the StuffIt line of data compression products and today publishes several different products based upon StuffIt for the Windows, Macintosh, Linux and Solaris markets. We also publish several other popular software applications including Spring Cleaning with iClean, a software uninstaller package for the Macintosh; Aladdin Flashback, a version control application for both the Macintosh and Windows markets which saves older versions of documents as newer ones are created; GoBar, a replacement application launcher for the Palm OS; DragStrip, a quick launch application for both the Windows and Macintosh markets; AladdinTuner, a global Internet radio tuner; and PowerTicker, a stock ticker for the Macintosh which accesses stock quotes and financial data over the Internet without the need for separate Web browser software. We sell these products to consumers through distributors and resellers, as well as directly from our Web site (www.aladdinsys.com).

      In addition to products for the consumer market, we also develop and market products to other software developers and IT professionals. These products include StuffIt InstallerMaker, which simplifies the installation and distribution of software for Macintosh computers; the StuffIt Engine SDK for the Macintosh and Windows markets which provides developers with the ability to include compression features in their own products; and ShrinkWrap, a disk image product which is used by software developers.

      Our products are divided into two different product groups serving two different markets: consumers and developers. While many of our products are used by both groups, most of our developer products are licensed directly rather than sold through the retail software distribution channel. Our products are divided between these two market segments as follows:

        Consumer Products:

        StuffIt Products

        StuffIt Deluxe  (Macintosh)
        StuffIt for Windows (Windows, Linux and Solaris)
        DropStuff (Windows and Macintosh)
        StuffIt Expander (Windows, Macintosh and Linux)
        StuffIt Lite (Macintosh)
        DropZip (Windows and Macintosh)
        StuffIt Express (Macintosh)

        Desktop Utilities and Internet Utilities

        Spring Cleaning (Macintosh)
        Aladdin FlashBack (Windows and Macintosh)
        ShrinkWrap (Macintosh)
        DragStrip (Windows and Macintosh)
        Intellinews (Macintosh)
        iClean (Macintosh)

        Palm Products

        HotTme (Palm)
        GoBar (Palm)

        Developer Products:

        StuffIt InstallerMaker (Macintosh)
        StuffIt Engine (Windows, Linux, Solaris and Macintosh)

      Our principal executive offices are located at 245 Westridge Drive, Watsonville, CA 95076. Our telephone number is (831) 761-6200. We maintain Web sites at www.aladdinsys.com and www.stuffit.com. Information contained on our Web sites does not constitute part of, nor is it incorporated by reference into, this prospectus.

                                  RISK FACTORS

      In addition to reviewing other information in this prospectus and our Annual Report on Form 10-KSB and the other documents incorporated herein by reference, you should consider carefully the following factors in evaluating us and our business before purchasing shares of our common stock.

We May Not Successfully Develop New Products and Services

Our growth depends on our ability to continue to develop leading edge software products. Our business and operating results would be harmed if we fail to develop products that achieve widespread market acceptance or that fail to generate significant revenues to offset development costs. We may not timely and successfully identify, develop and market new product opportunities. If we introduce new products, they may not attain broad market acceptance or contribute meaningfully to our revenues or profitability.

Because the markets for our products and services are changing rapidly, we must develop new offerings quickly. We have experienced development delays and cost overruns in our development efforts in the past and we may encounter such problems in the future. Delays and cost overruns could affect our ability to respond to technological changes, evolving industry standards, competitive developments or customer requirements. Our products also may contain undetected errors that could cause increased development costs, loss of revenues, adverse publicity, reduced market acceptance of the products or lawsuits by customers.

We Are Exposed to General Economic and Market Conditions and The Current Economic Downturn May Adversely Affect Future Revenue.

Our business is subject to the effects of general economic conditions and, in particular, market conditions in the software and computer industries. Our operating results could be adversely affected as a result of recent unfavorable global economic conditions and reduced consumer spending. If these economic conditions do not improve, or if global economic conditions worsen, we may experience material adverse impacts on our business, operating results and financial condition.

Our Markets are Highly Competitive and Our Operating Results and Financial Condition Could Be Adversely Affected By This Competition.

Our markets are intensely competitive. This competition could adversely affect our operating results by reducing our sales or the prices we can charge for our products. Our ability to remain competitive depends, in part, on our ability to enhance our products or develop new products that are compatible with new hardware and operating systems. We have no control over, and limited insight into, development efforts by third parties with respect to new hardware and operating systems and we may not be able to respond effectively or timely to such changes in the market. In addition, we have limited resources and we must make strategic decisions as to the best allocation of our resources to position ourselves for changes in our markets. We may from time to time allocate resources to projects or markets that do not develop as rapidly or fully as we expect. We may fail to allocate resources to third party products or to markets that are more successful than we anticipate.

Introduction of New Operating Systems May Adversely Affect Our Financial Results and Stock Price.

The inclusion of compression, encryption or archiving tools in new versions of operating systems and hardware packages could adversely affect our sales and decrease the need for our products. For example, the inclusion of features by Apple Computer in new or upcoming versions of the Mac OS, which directly compete with our products may decrease or delay the demand for certain of our products, including those currently under development and products specifically intended for the Mac OS.

Our Earnings and Stock Price are Subject to Significant Fluctuations.

Due to many factors, including those noted in this section, our earnings and stock price have been and may continue to be subject to significant volatility. There have been previous quarters in which we have experienced shortfalls in revenue and earnings from levels from prior quarters. This may occur again in the future. Currently, there is not a large market for our stock so any sale of our stock could also cause significant volatility.

Fluctuations in Our Quarterly Operating Results Have Affected Our Stock Price in the Past and Could Affect Our Stock Price in the Future.

Our quarterly operating results have varied substantially in the past and may vary substantially in the future depending upon a number of factors, including:

    - the timing of announcements and releases of new or enhanced versions of our products and product upgrades;

    -   the introduction of competitive products by existing or new competitors;

    -   reduced demand for any given product;

    - seasonality in the end-of-period buying patterns of foreign and domestic software markets; and

    -   the market's transition between new releases of operating systems.

In addition to the foregoing factors, the risk of quarterly fluctuations is increased by the fact that a significant portion of our net revenues has historically been generated during the last month of each fiscal quarter. Most resellers tend to make a majority of their purchases at the end of a fiscal quarter. In addition, many enterprise customers negotiate site licenses near the end of each quarter. In part, this is because these two groups are able, or believe that they are able, to negotiate lower prices and more favorable terms at that time. Our reliance on a large portion of revenue occurring at the end of the quarter and the increase in the dollar value of transactions that occur at the end of a quarter can result in increased uncertainty relating to quarterly revenues. Due to this end-of-period buying pattern, forecasts may not be achieved, either because expected sales do not occur or because they occur at lower prices or on terms that are less favorable to us. In addition, these factors increase the chances that our results could diverge from the expectations of investors.

The Results of Our Research and Development Efforts Are Uncertain.

We believe that we will need to incur significant research and development expenditures to remain competitive. The products we are currently developing or may develop in the future may not be technologically successful. In addition, the length of our product development cycle has generally been greater than we originally expected and we are likely to experience delays in future product development. If our resulting products are not technologically successful, they may not achieve market acceptance or compete effectively with products of our competitors.

We are Dependant Upon Certain Distribution Channels

Our retail distribution channel is affected by the unpredictability in consumer demand. This increases the risk that we may not plan effectively for the future, which could result in adverse operating results in future periods. Our retail distribution customers also carry our competitors' products. These retail distributors may have limited capital to invest in inventory. Their decisions to purchase our products are partly a function of pricing, terms and special promotions offered by our competitors and other factors that we do not control and cannot predict. Our agreements with retail distributors are generally nonexclusive and may be terminated by them or by us without cause. We would be adversely affected if companies in our chain of distributors chose to increase purchases from our competition relative to the amount they purchase from us.

Some distributors and resellers have experienced financial difficulties in the past and may experience financial difficulties in the future. If these distributors or resellers do experience financial difficulties and we are unable to move their inventories, we may experience reduced sales or increased write-offs, which would adversely affect our operating results.

Product Returns May Negatively Affect Our Net Revenue

Product returns can occur when we introduce upgrades and new versions of products or when distributors or retailers have excess inventories, subject to various contractual limitations. Our return policy allows distributors, subject to these contractual limitations, to return purchased products in exchange for new products or for credit towards future purchases. End-users may return our products through dealers and distributors for a full refund within a reasonably short period from the date of purchase. We estimate and maintain reserves for such product returns which to date have been materially consistent with our actual experience. Future returns could, however, exceed the reserves we have established, which could have a material adverse effect on our operating results.

The Trend Toward Consolidation in the Software Industry Could Impede Our Ability to Compete Effectively.

Consolidation is underway among companies in the software industry as firms seek to offer more extensive suites of software products and broader arrays of software solutions. Changes resulting from this consolidation may negatively impact our competitive position. In addition, to the extent that we seek to expand our product lines and skills and capacity through acquisitions, the trend toward consolidation may result in our encountering competition, and paying higher prices, for acquired businesses.

We Must Attract and Retain Personnel While Competition For Personnel in Our Industry is Intense.

We believe that our future success will depend in part on our ability to recruit and retain highly skilled management, marketing and technical personnel. To accomplish this, we believe that we must provide personnel with a competitive compensation package, including stock options. In the future we may need to increase the option pool, which will require stockholder approval.

Our Intellectual Property and Proprietary Rights May Not Be Adequately Protected From All Unauthorized Uses.

We regard our software and underlying technology as proprietary. We seek to protect our proprietary rights through a combination of confidentiality agreements and copyright, patent, trademark and trade secret laws. Third parties may copy aspects of our products or otherwise obtain and use our proprietary information without authorization or develop similar technology independently. All of our products are protected by copyright laws. Existing copyright laws afford limited practical protection. Furthermore, the laws of some foreign countries do not offer the same level of protection of our proprietary rights as the laws of the United States, and we may be subject to unauthorized use of our products. Any legal action that we may bring to protect proprietary information could be expensive and may distract management from day-to-day operations. Many of our current and potential competitors dedicate substantially greater resources to protection and enforcement of their intellectual property rights, especially patents.

Policing unauthorized use of such a broadly disseminated product as computer software is difficult, and software piracy can be expected to be a persistent problem for the packaged software industry. These problems may be particularly acute in international markets. We do not have specific information regarding how unauthorized copying affects our sales in either the United States or foreign markets.

Although we do not believe that we infringe the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by us with respect to past, current or future technologies. We expect that participants in our markets will be increasingly subject to infringement claims as the number of software and competitors in our industry segment grows. Any such claim, whether meritorious or not, could be time-consuming, result in costly litigation, cause software upgrade delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to us or at all, as a result, any such claim could have a material adverse effect upon our business, results of operations and financial condition.

Our Products Are Complex and Are Operated in a Wide Variety of Computer Configurations, Which Could Result in Errors and Product Failures.

Because we offer very complex products, undetected errors, failures or bugs may occur when they are first introduced or when new versions are released. In the past, we have discovered software errors, failures and bugs in certain of our product offerings after their introduction and have experienced delays or lost revenues during the period required to correct these errors. Our customers' computer environments are often characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time-consuming. Despite testing by us and by others, errors, failures or bugs may not be found in new products or releases after commencement of commercial shipments. Errors, failures or bugs in products released by us could result in negative publicity, product returns, loss of or delay in market acceptance of our products or claims by customers or others. Alleviating such problems could require significant expenditures of our capital and resources and could cause interruptions, delays or cessation of our product licensing, which would adversely affect results of operations.

Most of our license agreements with customers contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that these provisions may not prove effective in limiting our liability.

We Could Lose Strategic Relationships That Are Essential to Our Business

The loss of current strategic relationships or licensing arrangements, the inability to find other strategic partners or the failure of our existing relationships to achieve meaningful positive results for us could harm our business. We rely in part on strategic relationships to help us:

      o  increase adoption of our products through distribution arrangements;

      o  increase the availability of our products;

      o acquire desirable or necessary technology components and intellectual property rights;

      o  enhance our brand;

      o  expand the range of commercial activities based on our technology;

      o  increase the performance and utility of our products.

We would be unable to accomplish many of these goals without the assistance of third parties. For example, we may become more reliant on strategic partners to provide multimedia content and technology, to provide more secure and easy-to-use electronic commerce solutions and to build out the necessary infrastructure for media delivery. We may not be successful in forming or managing strategic relationships.

Our Software Products and Web Sites May Be Subject to Intentional Disruption

Although we believe we have sufficient controls in place to prevent intentional disruptions, such as software viruses specifically designed to impede the performance of our products, we expect to be an ongoing target of such disruptions. Similarly, experienced computer programmers, or hackers, may attempt to penetrate our network security or the security of our Web site and misappropriate proprietary information or cause interruptions of our services. Our activities could be substantially disrupted and our reputation, and future sales, harmed if these efforts are successful.

                                 USE OF PROCEEDS

      The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the shares by the selling shareholders.

                              SELLING SHAREHOLDERS

      The shares of common stock to be sold by the selling shareholders pursuant to this prospectus represent shares issued to the selling shareholders by us in connection with our acquisition of Aladdin Systems, Inc. on October 25, 1999 and our acquisition of Trexar, Inc. on March 21, 2000. The following table sets forth the aggregate number of shares of our common stock held by each selling shareholder and the aggregate number of shares of common stock offered by each such selling shareholder. As of July 1, 2001, there were 9,792,635 shares of our common stock issued and outstanding. Beneficial ownership is determined according to the rules of the SEC, and includes shares subject to options currently exercisable or exercisable within 60 days of July 1, 2001. Shares subject to such options are deemed outstanding for computing the percentage ownership of the person holding such options but not for computing the percentage ownership of any other person.


------------------------------------------------------------------------------------------
                         Ownership Prior to Offering             Ownership After Offering
------------------------------------------------------------------------------------------
                                                                 Number of
                         Number of                    Number     Shares
                         Shares        % of Common    of         Beneficially
                         Beneficially  Stock          Shares     Owned        % of Common
Name of Selling          Owned Prior   Outstanding    Being      After           Stock
Shareholder              to Offering   (2)            Offered    Offering(1)   Outstanding
------------------------------------------------------------------------------------------
Jonathan Kahn            1,970,158       18.85%      1,728,634     241,524         2.31%
------------------------------------------------------------------------------------------
David Schargel           1,666,921       15.95       1,641,789      25,132          .24
------------------------------------------------------------------------------------------
Darryl Lovato            1,922,577       18.39       1,674,333     248,244         2.38
------------------------------------------------------------------------------------------
Brad Peppard                77,400         .74               0      77,400          .74
------------------------------------------------------------------------------------------
Benna Lovato             1,699,407       16.26       1,674,333      25,074          .24
------------------------------------------------------------------------------------------
Marco Gonzalez             697,812        6.68         697,791          21            0
------------------------------------------------------------------------------------------
Leonard Rosenthol          211,698        2.03         211,698           0            0
------------------------------------------------------------------------------------------
Peter Caylor                10,303         .10          10,303           0            0
------------------------------------------------------------------------------------------
Andrea Roland                1,025         .01           1,025           0            0
------------------------------------------------------------------------------------------
John Teich                   3,190         .03           3,190           0            0
------------------------------------------------------------------------------------------
Jason Foodman              348,103        3.33         311,819      36,284          .35
------------------------------------------------------------------------------------------
Michael Pollack             83,281         .80          77,954       5,327          .05
------------------------------------------------------------------------------------------
Frank Wingate               51,970         .50          51,970           0            0
------------------------------------------------------------------------------------------
Allan Foodman                5,197         .05           5,197           0            0
------------------------------------------------------------------------------------------
Angie Williamson             2,599         .02%          2,599           0            0%
------------------------------------------------------------------------------------------

(1) Assumes sale of all shares being offered

(2) Based on 9,792,635 shares issued and outstanding at July 1, 2001 and options currently exercisable or exercisable within 60 days of July 1, 2001.

                              PLAN OF DISTRIBUTION

      The shares covered by this prospectus may be offered and sold from time to time by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the shares being offered hereby on the Over The Counter Bulletin Board, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

      o Block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o Purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

      o Over-the-counter distributions in accordance with the rules of the Over The Counter Bulletin Board;

      o Ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

      o     Privately negotiated transactions.

      To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling shareholders may also pledge such shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of such pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any such shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

      In effecting sales, brokers, dealers or agents engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all reasonable expenses incident to the registration of the shares being offered hereby other than any commissions and discounts of underwriters, dealers or agents.

      In order to comply with the securities laws of certain states, if applicable, the shares being offered hereby must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states such shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance thereof.

      We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

      o the name of each such selling shareholder and of the participating broker-dealer(s),

      o     the number of shares involved,

      o     the price at which such shares were sold,

      o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable

      o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

      o     other facts material to the transaction.

      We have agreed to indemnify the selling shareholders and any person or persons controlling the selling shareholders against certain liabilities, including liabilities under the Securities Act of 1933. The selling shareholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act of 1933.

      We have the right to suspend use of this registration statement for certain periods of time under certain conditions. We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective the date on which all registrable securities included within the registration statement have been sold.

                                  LEGAL MATTERS

      Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Ellenoff Grossman Schole & Cyruli, LLP, New York, New York.

                                     EXPERTS

      The consolidated financial statements for the years ended December 31, 2000 and 1999, incorporated by reference in this prospectus have been included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

                                8,092,635 Shares

                                 ALADDIN SYSTEMS
                                 HOLDINGS, INC.
                                   ----------

                                  Common Stock

                                   PROSPECTUS

                                  July 31, 2001

                         ALADDIN SYSTEMS HOLDINGS, INC.

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

      Item 14 Other Expenses of Issuance and Distribution.

      The following table sets forth costs and expenses of the sale and distribution of the securities being registered. All amounts except the registration fees are estimates.

              ---------------------------------------------------------------
              Registration fee                                   $1,032.00
              ---------------------------------------------------------------
              Printing expenses                                    $500.00
              ---------------------------------------------------------------
              Accounting Fees                                    $5,000.00
              ---------------------------------------------------------------
              Legal Fees                                         $5,000.00
              ---------------------------------------------------------------
              Miscellaneous                                      $1,000.00
              ---------------------------------------------------------------
              Total                                             $12,532.00
              ---------------------------------------------------------------

      Item 15 Indemnification of Directors and Officers.

      The General Corporation Law of Nevada limits the liability of officers and directors for breach of fiduciary duty except in certain specified circumstances, and also empowers corporations organized under Nevada Law to indemnify officers, directors, employees and others from liability in certain circumstances such as where the person successfully defended himself on the merits or acted in good faith in a manner reasonably believed to be in the best interests of the corporation.

      Our Articles of Incorporation, with certain exceptions, eliminate any personal liability of a directors or officers to us or our stockholders for monetary damages for the breach of such person's fiduciary duty, and, therefore, an officer or director cannot be held liable for damages to us or our stockholders for gross negligence or lack of due care in carrying out his (or her) fiduciary duties as a director or officer except in certain specified instances. We may also adopt by-laws which provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, employment by, or other affiliation with us to the maximum extent and under all circumstances permitted by law.

      There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

      We have purchased directors and officers liability insurance to defend and indemnify directors and officers who are subject to claims made against them for their actions and omissions as directors and officers of Aladdin. The insurance policy provides standard directors and officers liability insurance in the amount of $1,000,000.

      We intend to enter into indemnification agreements with our directors and officers. These agreements will provide, in general, that we shall indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees and disbursements) incurred in connection with, or in any way arising out of, any claim, action or proceeding (whether civil or criminal) against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      Item 16 Exhibits

              -----------------------------------------------------------------
              5.1        Opinion of Ellenoff Grossman Schole & Cyruli, LLP
              -----------------------------------------------------------------
              23.1       Consent of Grant Thornton LLP
              -----------------------------------------------------------------
              23.2       Consent of Ellenoff Grossman Schole & Cyruli, LLP
              -----------------------------------------------------------------

      Item 17 Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                        SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watsonville, State of California, on the 3rd day of August, 2001.

                                        Aladdin Systems Holdings, Inc.


                                        By /s/ Jonathan Kahn
                                        ----------------------------------------
                                        Jonathan Kahn, Chairman of the Board and
                                        Chief Executive Officer

                        SIGNATURES AND POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jonathan Kahn, his or her attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-3 (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated below on the 3rd day of August, 2001.


Signature /s/ Jonathan Kahn             Title

Jonathan Kahn                           Chairman of the Board and
                                        Chief Executive Officer

[tba]

                                INDEX TO EXHIBITS

               -----------------------------------------------------------------
               Exhibit
               Number
               -----------------------------------------------------------------
               5.1        Opinion of Ellenoff Grossman Schole & Cyruli, LLP
               -----------------------------------------------------------------
               23.1       Consent of Grant Thornton LLP
               -----------------------------------------------------------------
               23.2       Consent of Ellenoff Grossman Schole & Cyruli, LLP
               -----------------------------------------------------------------